Exhibit 99.1

GAINSCO ANNOUNCES ANNUAL MEETING VOTE RESULTS

DALLAS, Texas, May 29, 2009 – GAINSCO, INC. (NYSE Amex: GAN) today announced that all matters before shareholders at its annual meeting of shareholders were approved, including the following:

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Elected eight (8) directors each to serve until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. The directors that were approved by shareholders are: Glenn W. Anderson, Robert J. Boulware, John C. Goff, Joel C. Puckett, Sam Rosen, Robert W. Stallings, Harden H. Wiedemann and John H. Williams.

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Approved a one for five reverse stock split of all of the Company’s issued and outstanding common stock, par value $0.10 per share. Each fractional share that would otherwise be issued shall be paid cash equal to five times such fraction multiplied by the fair market value of the common stock on the day preceding the effective date of the reverse split. The Company expects the reverse stock split to be effective beginning June 8, 2009. There are 23,927,572 shares of Common Stock currently outstanding.

GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal auto insurance products are distributed through independent retail agents in Florida, South Carolina and Georgia (Southeast Region), Texas (South Central Region) and Arizona, Nevada and New Mexico (Southwest Region), and through an independent managing general agency in California (West Region). Its insurance company subsidiary is MGA Insurance Company, Inc.

Statements made in this release that are not historical facts are forward-looking statements. Investors are cautioned that risks and uncertainties could cause actual results and developments to differ materially from those contained in forward-looking statements, and they should not place undue reliance on such statements. These include, but are not limited to, the right of the Board of Directors of the Company to delay or forego entirely the implementation of the reverse stock split if it decides that circumstances warrant such action. Please refer to the Company’s recent SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2008, for more information regarding risks, uncertainties and factors that could affect the Company and its results. Forward-looking statements are relevant only as of the dates made, and the Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made. All written or oral forward-looking statements that are made by or are attributable to the Company are expressly qualified in their entirety by this cautionary notice.

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Release Date:	Friday, May 29, 2009 – FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-IR 972.629.4493
Richard M. Buxton, Senior Vice President 972.629.4408
Email address: ir@gainsco.com
Website: www.gainsco.com